RENTAL AGREEMENT

THIS RENTAL AGREEMENT is made and entered into effective as of this 1st day of January 2012, between AMERICAN STRATEGIC MINERALS CORPORATION, a Colorado corporation (herein referred to as "Lessee") and SILVER HAWK LTD., a Colorado corporation (herein referred to as "Lessor").

ADDRESS OF DEMISED PREMISES is 31161 Highway 90, Nucla, Colorado 81424, situate in the County of Montrose, State of Colorado (herein referred to as the "Premises").

WITNESSETH, that in consideration of the payment of the rent and the keeping and performance of the covenants and agreements by Lessee, hereinafter set forth, Lessor hereby leases and demises unto Lessee the Premises on a month-to-month term and for a rental payment of Eight Hundred Fifty Dollars ($850.00) per month, payable in advance on the first (1st) day of each month, commencing January 1, 2012.

Lessee, in consideration of the leasing of the Premises as aforesaid, covenants and agrees as follows, to-wit:

1. To pay the rent for the Premises as hereinabove provided; To keep the improvements upon the Premises, including plumbing, wiring, and glass, in good repair at the expense of Lessee, and at the expiration of this Agreement, to surrender and deliver up the Premises in as good order and condition as when the same were entered upon, loss by fire, inevitable accident or ordinary wear expected.

2. It is agreed that all charges for heating, lighting, telephone, internet access, and cleaning services for the Premises shall be paid by Lessee.

3. Lessor shall pay all property taxes on the Premises and be responsible for major repairs.

4. This Agreement may be terminated by either party on thirty (30) days written notice.

IN WITNESS WHEREOF, the parties have executed this Rental Agreement effective as of the day and year first above written.

AMERICAN STRATEGIC MINERALS CORP.,
a Colorado corporation

By [signature]
George E. Glasier, President/CEO

SILVER HAWK LTD.,
a Colorado corporation

By [signature]
Kathleen A. Glasier, V.P.